EXHIBIT 4(d)









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                             STOCK OPTION AGREEMENT

                              CAVALIER HOMES, INC.

                          DEALERSHIP STOCK OPTION PLAN


         THIS AGREEMENT is made as of __________, 19___, between Cavalier Homes, Inc., a Delaware corporation (the "Company"), and ___________________ (the "Optionee").

         WHEREAS, the Company has adopted the Dealership Stock Option Plan of Cavalier Homes, Inc. (the "Plan") in order to provide an incentive to manufactured housing dealerships to agree to sell only manufactured homes which are produced by the Company and to sell Contracts (as defined in the Plan) resulting from such sales to Cavalier Acceptance Corp., a subsidiary of the Company ("CAC"); and

         WHEREAS, the Optionee has been designated as such pursuant to a Dealer Participation Letter executed by an Eligible Dealership (as defined in the Plan) and delivered to the Company, which Dealer Participation Letter is in full force and effect and has not been revoked, terminated or amended; and

         WHEREAS, the Company has granted to the Optionee the number of Options set forth below, and the Company and the Optionee desire to set forth their agreement concerning such Options and the Shares (as defined in the Plan) which the Optionee is entitled to acquire upon exercise of the Options.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Option Grant. The Company has granted, and hereby grants to the Optionee the options (the "Options") to purchase the number of shares of the Company's common stock (the "Shares"), for an exercise price per share (the "Exercise Price"), all as set forth below:

                  Options Granted:__________

                  Shares Subject to Options:__________

                  Exercise Price per Share:  $___________

The Options will be subject to all of the terms and conditions set forth herein and in the Plan. The Options granted hereunder will be nonstatutory or nonqualified options for tax purposes.

         2. Exercise of Options. Subject to the provisions of the Plan, the Options shall be exercised only by written notice of the Optionee's intent to exercise the same being delivered to the Company at its principal office in the State of Alabama, accompanied by payment in full for the number of Options then being exercised, in accordance with the Plan.

         3. Stockholder Rights. No rights or privileges of a stockholder in the Company are conferred upon Optionee by reason of the granting of the Options. Optionee will not become a stockholder in the Company with respect to the Shares unless and until the Options have been properly exercised and the Exercise Price fully paid as to the Options so exercised.

         4. Termination. Subject to earlier termination as provided in the Plan, the Options will expire, unless previously exercised, at 5:00 p.m., Central Time, on ___________________, 19___.

         5. Terms of the Plan. The Optionee understands that the Plan includes important terms and conditions that apply to the Options. Those terms include (without limitation): important conditions to the right of the Optionee to exercise the Options; important restrictions on the ability of the Optionee to transfer the Options; and early termination of the Options following the occurrence of certain events, including the Eligible Dealership who has designated the Optionee pursuant to the Dealer Participation Letter no longer being an Eligible Dealership of the Company or its subsidiaries. The Optionee acknowledges that he or she has read the Plan, agrees to be bound by its terms, and makes each of the representations required to be made by the Optionee under it.

         6. Nonassignability. The Optionee acknowledges that except as otherwise required by law, the Optionee may not transfer, assigned or hypothecate any of the Options subject to this Agreement, and that any attempt to transfer, assign or hypothecate any such Option shall case such Option, and this Agreement, to become null and void.

         7. Miscellaneous.

                  (a) Notice. Any notice required or permitted to be given hereunder shall be in writing and signed by the party making the same and shall specify the Paragraph hereof pursuant to which it is given. Any such notice shall be deemed given (1) on the date delivered, if delivered in person and (2) on the fifth business day after mailing, if mailed. Any such notice shall be mailed registered or certified first class mail, return receipt requested (with postage and other fees prepaid) as follows:

If to the Company, to:              Cavalier Homes, Inc.
                                    Highway 41 North and Cavalier Road
                                    P. O. Box 300
                                    Addison, AL 35540
                                    Attention: David A. Roberson

If to the Optionee, to his last known address appearing in the Company's records.

                  (b) Benefit of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legatees, executors, administrators, successors and assigns.

                  (c) Headings. The headings of the Paragraphs of this Agreement are inserted for convenience of reference only, shall not be construed as part of this Agreement, and shall in no way be construed as defining, limiting or affecting the scope or intent of the provisions of this Agreement.

                  (d) Enforceability. The invalidity of any provision of this Agreement or the unenforceability of any portion of any provision of this Agreement shall not affect the validity or enforceability of any other provision or portion of this Agreement.

                  (e)      Necessary  Action.   Each  party  shall  perform  any
further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

                  (f) Governing Law, Entire Agreement and Amendments. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Alabama and contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any other agreements, whether written or oral, between or among any of the parties. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



                                             CAVALIER HOMES, INC.



                                             By:_______________________________

                                             Title:____________________________


                                             "Optionee"



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                                              Address:

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